Exhibit 99.1

News Release

For release at 4:15 p.m. EDT
RAYONIER REPORTS SECOND QUARTER 2016 RESULTS

•Net income attributable to Rayonier of $109.8 million or $0.89 per share, on revenues of $261.6 million
•Pro forma net income of $9.1 million or $0.07 per share, on pro forma revenues of $132.1 million

•	Operating income of $121.6 million, pro forma operating income of $20.9 million and Adjusted EBITDA of $45.0 million

•	Year-to-date cash provided from operations of $77.0 million and cash available for distribution (CAD) of $57.2 million
JACKSONVILLE, FL — August 3, 2016 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $109.8 million, or $0.89 per share, on revenues of $261.6 million. This compares to net loss attributable to Rayonier of ($1.5) million, or ($0.01) per share, on revenues of $115.8 million in the prior year quarter. The second quarter results include $0.6 million of costs related to shareholder litigation1 and $101.3 million of income from a large disposition2 of timberland. The prior year second quarter results included $1.5 million of costs related to shareholder litigation.1 Excluding these items, pro forma net income3 was $9.1 million, or $0.07 per share, versus $0.0 million, or $0.00 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2016		June 30, 2015
	$	EPS	$	EPS

Revenues	$261.6		$115.8
Large dispositions[2]	(129.5)		—
Pro forma revenues[3]	$132.1		$115.8

Net income (loss) attributable to Rayonier	$109.8	$0.89	($1.5)	($0.01)
Costs related to shareholder litigation[1]	0.6	0.01	1.5	0.01
Large dispositions[2]	(101.3)	(0.83)	—	—
Pro forma net income[3]	$9.1	$0.07	—	—

Second quarter operating income was $121.6 million versus $6.5 million in the prior year period. The second quarter operating income includes $0.6 million of costs related to shareholder litigation1 and $101.3 million of income from a large disposition.2 The prior year second quarter operating income included $1.5 million of costs related to shareholder litigation.1 Excluding these items, pro forma operating income3 was $20.9 million versus $8.0 million in the prior year period. Second quarter Adjusted EBITDA3 was $45.0 million versus $33.1 million in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss) and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2016	2015	2016	2015	2016	2015
Southern Timber	$11.1	$11.8	$11.1	$11.8	$21.7	$24.4
Pacific Northwest Timber	1.1	1.7	1.1	1.7	4.8	4.6
New Zealand Timber	10.0	(0.9)	10.0	(0.9)	16.4	6.2
Real Estate	105.7	1.4	4.4	1.4	7.7	3.6
Trading	0.6	(0.1)	0.6	(0.1)	0.6	(0.1)
Corporate and other	(6.9)	(7.4)	(6.3)	(5.9)	(6.2)	(5.6)
Total	$121.6	$6.5	$20.9	$8.0	$45.0	$33.1

Year-to-date cash provided by operating activities was $77.0 million versus $85.9 million in the prior year period. Year-to-date cash available for distribution (CAD)3 of $57.2 million increased $3.5 million versus the prior year period primarily due to higher Adjusted EBITDA3 ($6.0 million), partially offset by higher cash interest paid ($1.6 million) and capital expenditures ($0.9 million).
“We delivered another solid operational quarter, which reflects the high quality and diversity of our portfolio,” said David Nunes, President and CEO. “Southern timber volumes were down compared to the prior year quarter due to the impact on harvesting from heavy rainfall in Texas and other Gulf States, and overall stumpage prices declined slightly due to the geographic mix of harvested volumes. Results in the Pacific Northwest were comparable to the prior year period as higher volumes were offset by slightly lower prices, reflecting continued weakness in export demand and reduced local sawmill capacity. New Zealand results were well above the prior year quarter primarily due to increased demand from China for Radiata pine logs as well as strong local markets. Real Estate results, excluding the gain on the large disposition of Pacific Northwest timberland, improved over the prior year quarter due to strong Rural sales and receipt of a deferred payment related to a prior land sale.”
Southern Timber
Second quarter sales of $29.6 million decreased $3.1 million, or 9%, versus the prior year period due to lower harvest volumes and a decrease in average sawtimber and pulpwood prices. Harvest volumes decreased 9% to 1.18 million tons versus 1.30 million tons in the prior year period. This decrease in harvest volumes was driven by significant rainfall in the Southwest, which led to an extended interruption in harvesting. Average sawtimber stumpage prices decreased 1% to $27.00 per ton versus $27.33 per ton in the prior year period, while average pulpwood stumpage prices decreased 4% to $18.31 per ton versus $19.10 per ton in the prior year period. The decrease in average sawtimber prices was driven by mix, specifically a significant reduction in volume from one of the Company’s higher-priced sawtimber regions. The decrease in average pulpwood prices was driven by higher volumes from lower-priced regions, partially offset by pulpwood price increases along the East Coast. Overall, weighted-average stumpage prices (including hardwood) decreased 3% to $20.42 per ton versus $21.03 per ton in the prior year period. Operating income of $11.1 million decreased $0.7 million versus the prior year period due to lower volumes ($1.3 million) and lower prices ($0.8 million), which were partially offset by lower depletion rates ($1.1 million) and higher non-timber income ($0.2 million).
Second quarter Adjusted EBITDA3 of $21.7 million was $2.7 million below the prior year period.
Pacific Northwest Timber
Second quarter sales of $16.9 million decreased $0.2 million, or 1%, versus the prior year period due to a lower proportion of delivered sales (94% versus 100% in the prior year period) and lower pulpwood and sawtimber prices. Harvest volumes increased 7% to 267,000 tons versus 250,000 tons in the prior year period.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Average delivered sawtimber prices decreased 3% to $74.54 per ton versus $76.80 per ton in the prior year period, while average delivered pulpwood prices decreased 1% to $42.97 per ton versus $43.37 per ton in the prior year period. The decrease in average sawtimber prices was driven by continued soft demand in export markets and reduced local sawmill capacity, while the decrease in average pulpwood prices was driven by an increase in available fiber in the second quarter. Operating income of $1.1 million decreased $0.6 million versus the prior year period due to higher depletion rates ($0.5 million), lower prices ($0.2 million) and lower non-timber income ($0.4 million), which were partially offset by higher volumes ($0.2 million) and lower road maintenance, selling and engineering costs ($0.3 million).
Second quarter Adjusted EBITDA3 of $4.8 million was $0.2 million above the prior year period.
New Zealand Timber
Second quarter sales of $47.7 million increased $8.5 million, or 22%, versus the prior year period due to higher domestic and export product prices and higher volumes. Harvest volumes increased 7% to 621,000 tons versus 582,000 tons in the prior year period. Average delivered prices for export sawtimber increased 13% to $96.11 per ton versus $85.31 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 7% to $71.37 per ton versus $66.96 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by strong demand for construction materials, partially offset by the fall in the NZ$/US$ exchange rate (US$0.69 per NZ$1.00 versus US$0.74 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 15% from the prior year period. Operating income of $10.0 million increased $10.9 million versus the prior year period due to higher prices ($7.8 million), higher volumes ($1.1 million), lower forest management costs ($0.6 million), lower depletion rates ($0.3 million), favorable changes in foreign exchange impacts ($0.7 million) and higher carbon credit sales ($0.7 million), which were partially offset by lower land sales ($0.4 million).
Second quarter Adjusted EBITDA3 of $16.4 million was $10.2 million above the prior year period.
Real Estate
Second quarter sales of $137.3 million increased $130.4 million versus the prior year period, while operating income of $105.7 million increased $104.3 million versus the prior year period. The second quarter sales and operating income include $129.5 million and $101.3 million, respectively, of a large disposition.2 Excluding the large disposition, second quarter pro forma sales of $7.8 million increased $0.9 million versus the prior year period, while pro forma operating income of $4.4 million increased $3.0 million versus the prior year period. Pro forma sales3 and pro forma operating income3 increased in the second quarter due to higher volumes (2,918 acres sold versus 2,337 acres sold in the prior year period), partially offset by lower weighted average prices ($2,664 per acre versus $2,971 per acre in the prior year period). Second quarter operating income also increased due to the receipt of a $4.0 million deferred payment with respect to a prior land sale.
Rural second quarter sales of $7.3 million were comprised of 2,666 acres at an average price of $2,711 per acre, including 888 acres in Texas at $3,100 per acre.
Non-strategic / Timberland second quarter sales of $0.5 million were comprised of 252 acres at an average price of $2,161 per acre, including 200 acres in Alabama at $2,300 per acre.
Large Dispositions second quarter sales of $129.5 million were comprised of the previously announced disposition of 55,320 acres in Washington at an average price of $2,342 per acre.
Second quarter Adjusted EBITDA3 of $7.7 million was $4.1 million above the prior year period.
Trading
Second quarter sales of $30.1 million increased $10.3 million versus the prior year period due to higher volumes and prices. Sales volumes increased 37% to 320,000 tons versus 234,000 tons in the prior year period. Average prices increased 11% to $93.69 per ton versus $84.16 per ton in the prior year period. The

225 Water Street, Jacksonville, FL 32202 904-357-9100

increase in both volume and price was primarily due to stronger demand from China. Operating income of $0.6 million increased $0.7 million versus the prior year period.
Other Items
Second quarter corporate and other operating expenses of $6.9 million decreased $0.5 million versus the prior year period due to lower selling, general and administrative expenses ($0.8 million) and lower costs related to shareholder litigation1 ($0.9 million), which were partially offset by transaction costs related to the previously announced Menasha acquisition ($1.2 million).
Second quarter interest expense of $8.0 million decreased $0.5 million versus the prior year period, primarily due to lower rates on the term credit agreement entered into in the third quarter of 2015, partially offset by higher outstanding debt.
Second quarter income tax expense of $2.3 million was principally related to the New Zealand JV.
Outlook
“Based on our solid first half results, expectations of continued strength in New Zealand export and domestic markets, and a strong pipeline of Real Estate closings in the second half of the year, we expect to achieve our prior full-year Adjusted EBITDA guidance,” added Nunes. “Despite our strong outlook for the year, we continue to expect relatively flat pricing through the balance of the year in our Southern Timber and Pacific Northwest Timber segments. In our New Zealand Timber segment, we are tracking well ahead of our prior segment guidance, and we expect that this segment will continue to benefit from stronger relative demand in China for its Radiata pine logs. In our Real Estate segment, we continue to be encouraged by market interest in our Wildlight development project north of Jacksonville, Florida, and we have a strong pipeline of other HBU opportunities slated to close in the second half of 2016.”
Conference Call
A conference call and live webcast will be held on Thursday, August 4, 2016 at 10:00 AM EDT to discuss these results.
Access to the live webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, August 11, 2016 by dialing 800-759-4401 (domestic) or 203-369-3418 (international), passcode: 8042016.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.
2“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value.
3Pro forma net income, Pro forma revenues (sales), Pro forma operating income, Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.

225 Water Street, Jacksonville, FL 32202 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2016, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (436,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” ‘anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the ‘SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)
June 30, 2016 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
SALES	$261.6	$134.8	$115.8	$396.4	$256.1
Costs and Expenses
Cost of sales	138.2	108.0	103.7	246.2	210.9
Selling and general expenses	11.3	9.8	12.7	21.0	23.6
Other operating income, net	(9.5)	(6.0)	(7.1)	(15.4)	(12.7)
OPERATING INCOME	121.6	23.0	6.5	144.6	34.3
Interest expense	(8.0)	(7.1)	(8.5)	(15.1)	(17.0)
Interest income and miscellaneous income (expense), net	0.3	(1.6)	(1.2)	(1.4)	(2.7)
INCOME (LOSS) BEFORE INCOME TAXES	113.9	14.3	(3.2)	128.1	14.6
Income tax (expense) benefit	(2.3)	0.8	0.3	(1.5)	0.7
NET INCOME (LOSS)	111.6	15.1	(2.9)	126.6	15.3
Less: Net income (loss) attributable to noncontrolling interest	1.8	0.6	(1.4)	2.3	(0.9)
NET INCOME (LOSS) ATTRIBUTABLE TO RAYONIER INC.	$109.8	$14.5	($1.5)	$124.3	$16.2
EARNINGS (LOSS) PER COMMON SHARE
Basic earnings (loss) per share attributable to Rayonier Inc.	$0.90	$0.12	($0.01)	$1.01	$0.13
Diluted earnings (loss) per share attributable to Rayonier Inc.	$0.89	$0.12	($0.01)	$1.01	$0.13

Pro forma net income (a)	$0.07	$0.11	—	$0.18	$0.14

Weighted Average Common
Shares used for determining
Basic EPS	122,567,853	122,556,239	126,635,710	122,562,046	126,625,081
Diluted EPS	122,820,914	122,644,889	126,635,710	122,732,902	127,504,651
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2016 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$129.7	$51.8
Other current assets	65.2	53.9
Timber and timberlands, net of depletion and amortization	2,306.1	2,066.8
Higher and better use timberlands and real estate development investments	68.2	65.4
Property, plant and equipment	17.8	15.8
Less - accumulated depreciation	(8.7)	(9.1)
Net property, plant and equipment	9.1	6.7
Other assets	53.9	71.3
	$2,632.2	$2,315.9
Liabilities and Shareholders’ Equity
Other current liabilities	$68.0	$59.5
Long-term debt	1,052.3	830.6
Other non-current liabilities	91.4	64.1
Total Rayonier Inc. shareholders’ equity	1,336.8	1,288.1
Noncontrolling interest	83.7	73.6
Total shareholders’ equity	1,420.5	1,361.7
	$2,632.2	$2,315.9

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
June 30, 2016 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2014	126,773,097	$702.6	$790.7	($4.8)	$86.7	$1,575.2
Net income (loss)	—	—	46.2	—	(2.3)	43.9
Dividends ($1.00 per share)	—	—	(124.9)	—	—	(124.9)
Issuance of shares under incentive stock plans	205,219	2.1	—	—	—	2.1
Stock-based compensation	—	4.5	—	—	—	4.5
Repurchase of common shares made under repurchase program	(4,202,697)	—	(100.0)	—	—	(100.0)
Other (a)	(5,402)	(0.4)	0.8	(28.7)	(10.8)	(39.1)
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	124.3	—	2.3	126.6
Dividends ($0.50 per share)	—	—	(61.4)	—	—	(61.4)
Issuance of shares under incentive stock plans	138,514	0.6	—	—	—	0.6
Stock-based compensation	—	2.8	—	—	—	2.8
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(8,621)	(5.5)	—	(11.4)	7.8	(9.1)
Balance, June 30, 2016	122,864,910	$706.7	$675.0	($44.9)	$83.7	$1,420.5

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The six months ended June 30, 2016 also include changes as a result of the recapitalization of the New Zealand Joint Venture.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2016 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2016	2015
Cash provided by operating activities:
Net income	$126.6	$15.3
Depreciation, depletion and amortization	51.7	53.8
Non-cash cost of land and improved development	5.8	4.9
Gain on sale of large disposition of timberlands	(101.3)	—
Other items to reconcile net income to cash provided by operating activities	6.0	4.8
Changes in working capital and other assets and liabilities	(11.8)	7.1
	77.0	85.9
Cash used for investing activities:
Capital expenditures	(26.2)	(25.3)
Real estate development investments	(3.0)	(0.9)
Purchase of timberlands	(276.6)	(88.4)
Assets purchased in business acquisition	(1.1)	—
Net proceeds from large disposition of timberlands	127.0	—
Change in restricted cash	18.0	4.2
Other	(3.3)	3.1
	(165.2)	(107.3)
Cash provided by (used for) financing activities:
Net increase in debt	227.6	27.7
Dividends paid	(61.4)	(63.4)
Proceeds from the issuance of common shares	0.6	0.7
Repurchase of common shares made under repurchase program	(0.7)	(9.0)
Debt issuance costs	(0.8)	—
Other	(0.1)	(0.1)
	165.2	(44.1)
Effect of exchange rate changes on cash	0.9	(4.5)
Cash and cash equivalents:
Change in cash and cash equivalents	77.9	(70.0)
Balance, beginning of year	51.8	161.6
Balance, end of period	$129.7	$91.6

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2016 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Sales
Southern Timber	$29.6	$44.7	$32.7	$74.4	$68.2
Pacific Northwest Timber	16.9	19.3	17.1	36.2	36.3
New Zealand Timber	47.7	36.0	39.2	83.8	80.4
Real Estate	137.3	13.4	6.9	150.7	30.7
Trading	30.1	21.4	19.8	51.3	40.5
Intersegment Eliminations	—	—	0.1	—	—
Total sales	$261.6	$134.8	$115.8	$396.4	$256.1

Pro forma sales (a)
Southern Timber	$29.6	$44.7	$32.7	$74.4	$68.2
Pacific Northwest Timber	16.9	19.3	17.1	36.2	36.3
New Zealand Timber	47.7	36.0	39.2	83.8	80.4
Real Estate	7.8	13.4	6.9	21.2	30.7
Trading	30.1	21.4	19.8	51.3	40.5
Intersegment Eliminations	—	—	0.1	—	—
Pro forma sales	$132.1	$134.8	$115.8	$266.9	$256.1

Operating income
Southern Timber	$11.1	$15.8	$11.8	$26.8	$24.2
Pacific Northwest Timber	1.1	1.4	1.7	2.4	4.3
New Zealand Timber	10.0	4.7	(0.9)	14.8	4.8
Real Estate	105.7	4.2	1.4	109.9	14.0
Trading	0.6	0.4	(0.1)	1.0	0.2
Corporate and other	(6.9)	(3.5)	(7.4)	(10.3)	(13.2)
Operating income	$121.6	$23.0	$6.5	$144.6	$34.3

Pro forma operating income (a)
Southern Timber	$11.1	$15.8	$11.8	$26.8	$24.2
Pacific Northwest Timber	1.1	1.4	1.7	2.4	4.3
New Zealand Timber	10.0	4.7	(0.9)	14.8	4.8
Real Estate	4.4	4.2	1.4	8.6	14.0
Trading	0.6	0.4	(0.1)	1.0	0.2
Corporate and other	(6.3)	(4.3)	(5.9)	(10.5)	(11.6)
Pro forma operating income	$20.9	$22.2	$8.0	$43.1	$35.9

Adjusted EBITDA (a)
Southern Timber	$21.7	$32.4	$24.4	$53.9	$51.2
Pacific Northwest Timber	4.8	6.0	4.6	10.7	11.0
New Zealand Timber	16.4	11.4	6.2	27.9	19.9
Real Estate	7.7	9.7	3.6	17.4	23.8
Trading	0.6	0.4	(0.1)	1.0	0.2
Corporate and other	(6.2)	(4.3)	(5.6)	(10.3)	(11.5)
Adjusted EBITDA	$45.0	$55.6	$33.1	$100.6	$94.6

(a)	Pro forma sales, pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2016 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2016	2015
Cash Provided by Operating Activities	$77.0	$85.9
Working capital and other balance sheet changes	6.4	(6.9)
Capital expenditures (a)	(26.2)	(25.3)
Cash Available for Distribution (b)	$57.2	$53.7

Net income	$126.6	$15.3
Interest, net and miscellaneous expense (income)	16.5	19.7
Income tax expense (benefit)	1.5	(0.7)
Depreciation, depletion and amortization	51.7	53.8
Non-cash cost of land and improved development	5.8	4.9
Costs related to shareholder litigation (c)	1.0	1.6
Gain on foreign currency derivatives (d)	(1.2)	—
Large dispositions (e)	(101.3)	—
Adjusted EBITDA	$100.6	$94.6
Cash interest paid (f)	(16.9)	(15.3)
Cash taxes paid	(0.3)	(0.3)
Capital expenditures (a)	(26.2)	(25.3)
Cash Available for Distribution (b)	$57.2	$53.7

Cash Available for Distribution (b)	$57.2	$53.7
Real estate development investments	(3.0)	(0.9)
Cash Available for Distribution after real estate development investments	$54.2	$52.8

(a)	Capital expenditures exclude timberland acquisitions of $276.6 million and $88.4 million during the six months ended June 30, 2016 and June 30, 2015, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

(e)
On April 28, 2016, the Company completed a disposition of approximately 55,000 acres of timberland located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(f)	Cash interest paid is presented net of patronage refunds received of $0.4 million and $1.3 million for the six months ended June 30, 2016 and June 30, 2015, respectively.

F

PRO FORMA SALES (a)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2016
Sales	$29.6	$16.9	$47.7	$137.3	$30.1	—	$261.6
Large dispositions (b)	—	—	—	(129.5)	—	—	(129.5)
Pro forma sales	$29.6	$16.9	$47.7	$7.8	$30.1	—	$132.1

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2016
Sales	$74.4	$36.2	$83.8	$150.7	$51.3	—	$396.4
Large dispositions (b)	—	—	—	(129.5)	—	—	(129.5)
Pro forma sales	$74.4	$36.2	$83.8	$21.2	$51.3	—	$266.9

PRO FORMA NET INCOME (LOSS) (c):

	Three Months Ended						Six Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015		June 30, 2016		June 30, 2015
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income (loss) attributable to Rayonier Inc.	$109.8	$0.89	$14.5	$0.12	($1.5)	($0.01)	$124.3	$1.01	$16.2	$0.13
Costs related to shareholder litigation (d)	0.6	0.01	0.4	—	1.5	0.01	1.0	0.01	1.6	0.01
Gain on foreign currency derivatives (e)	—	—	(1.2)	(0.01)	—	—	(1.2)	(0.01)	—	—
Large dispositions (b)	(101.3)	($0.83)	—	—	—	—	(101.3)	($0.83)	—	—
Pro forma net income	$9.1	$0.07	13.7	$0.11	—	—	$22.8	$0.18	$17.8	$0.14

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f)(g):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2016
Operating income (loss)	$11.1	$1.1	$10.0	$105.7	$0.6	($6.9)	$121.6
Costs related to shareholder litigation (d)	—	—	—	—	—	0.6	0.6
Large dispositions (b)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$11.1	$1.1	$10.0	$4.4	$0.6	($6.3)	$20.9
Depreciation, depletion and amortization	10.6	3.7	6.4	1.6	—	0.1	22.4
Non-cash cost of land and improved development	—	—	—	1.7	—	—	1.7
Adjusted EBITDA	$21.7	$4.8	$16.4	$7.7	$0.6	($6.2)	$45.0

March 31, 2016
Operating income (loss)	$15.8	$1.4	$4.7	$4.2	$0.4	($3.5)	$23.0
Costs related to shareholder litigation (d)	—	—	—	—	—	0.4	0.4
Gain on foreign currency derivatives (e)	—	—	—	—	—	(1.2)	(1.2)
Pro forma operating income (loss)	$15.8	$1.4	$4.7	$4.2	$0.4	($4.3)	$22.2
Depreciation, depletion and amortization	16.6	4.6	4.9	3.2	—	—	29.3
Non-cash cost of land and improved development	—	—	1.8	2.3	—	—	4.1
Adjusted EBITDA	$32.4	$6.0	$11.4	$9.7	$0.4	($4.3)	$55.6

June 30, 2015
Operating income (loss)	$11.8	$1.7	($0.9)	$1.4	($0.1)	($7.4)	$6.5
Costs related to shareholder litigation (d)	—	—	—	—	—	1.5	1.5
Pro forma operating income (loss)	$11.8	$1.7	($0.9)	$1.4	($0.1)	($5.9)	$8.0
Depreciation, depletion and amortization	12.6	2.9	7.1	1.0	—	0.3	23.9
Non-cash cost of land and improved development	—	—	—	1.2	—	—	1.2
Adjusted EBITDA	$24.4	$4.6	$6.2	$3.6	($0.1)	($5.6)	$33.1

F

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
June 30, 2016
Operating income (loss)	$26.8	$2.4	$14.8	$109.9	$1.0	($10.3)	$144.6
Costs related to shareholder litigation (d)	—	—	—	—	—	1.0	1.0
Gain on foreign currency derivatives (e)	—	—	—	—	—	(1.2)	(1.2)
Large dispositions (b)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$26.8	$2.4	$14.8	$8.6	$1.0	($10.5)	$43.1
Depreciation, depletion and amortization	27.1	8.3	11.3	4.8	—	0.2	51.7
Non-cash cost of land and improved development	—	—	1.8	4.0	—	—	5.8
Adjusted EBITDA	$53.9	$10.7	$27.9	$17.4	$1.0	($10.3)	$100.6

June 30, 2015
Operating income (loss)	$24.2	$4.3	$4.8	$14.0	$0.2	($13.2)	$34.3
Costs related to shareholder litigation (d)	—	—	—	—	—	1.6	1.6
Pro forma operating income (loss)	$24.2	$4.3	$4.8	$14.0	$0.2	($11.6)	$35.9
Depreciation, depletion and amortization	27.0	6.7	15.1	4.9	—	0.1	53.8
Non-cash cost of land and improved development	—	—	—	4.9	—	—	4.9
Adjusted EBITDA	$51.2	$11.0	$19.9	$23.8	$0.2	($11.5)	$94.6

(a)
Pro forma sales is defined as revenue adjusted for large dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(b)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. On April 28, 2016, the Company completed a disposition of approximately 55,000 acres located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(c)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and large dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(d)
“Costs related to shareholder litigation” includes expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(e)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

(f)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and large dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the ongoing operating results.

(g)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and large dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and allows investors to evaluate the core business performance related to the assets under management. It removes the impact of specific items that management believes does not directly reflect the core business operations on an ongoing basis.

F